As filed with the Securities and Exchange Commission on February 7, 2013.

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Consolidated Graphics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

State of Texas	76-0190827
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

5858 Westheimer, Suite 200 Houston, Texas	77057
(Address of Principal Executive Offices)	(Zip Code)

Consolidated Graphics, Inc. 2012 Long Term Incentive Plan
(Full Title of the Plan)

Jon C. Biro

5858 Westheimer, Suite 200

Houston, Texas 77057
(Name and address of Agent for Service)

(713) 787-0977
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ricardo Garcia-Moreno

Haynes and Boone, LLP

1221 McKinney St., Suite 2100

Houston, Texas 77010

(713) 547-2208

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b—2 of the Exchange Act. Check one:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	350,000	$35.83	$12,540,500.00	$1,710.53

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, $0.01 par value (the “Common Stock”), of Consolidated Graphics, Inc. (the “Registrant”) that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to anti-dilution and adjustment provisions of the Consolidated Graphics, Inc. 2012 Long Term Incentive Plan (the “2012 Plan”) described herein.

(2)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on February 4, 2013, a date within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Consolidated Graphics, Inc. 2012 Long Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by us with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)   Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(b)         Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2012, September 30, 2012 and December 31, 2012 filed with the Commission on August 8, 2012, November 7, 2012 and February 6, 2013 respectively.

(c)          Current Reports on Form 8-K filed with the Commission on May 9, 2012, June 8, 2012, July 12, 2012, August 8, 2012, August 20, 2012, September 7, 2012, September 25, 2012, November 7, 2012 and February 6, 2013 (to the extent these items were “filed” with the SEC and not “furnished”).

(d)         All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the document referred to in (a) above (to the extent these items were “filed” with the SEC and not “furnished”).

(e)          The description of the capital stock of the Registrant set forth in its Form 8-A filed with the Commission on January 9, 1997, including any future amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Chapter 8 of the Texas Business Organizations Code provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) acted in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests, and (b) in any other case, that his conduct was not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation such expenses if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.

Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8.

The Registrant’s Third Amended and Restated By-Laws, as amended (the “By-Laws”), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Texas Business Organizations Code. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the By-Laws. The Registrant has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the By-Laws and the agreements include related provisions meant to facilitate the indemnitees’ receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Registrant may purchase directors and officers liability insurance policies for its directors and officers.

The above discussion of Chapter 8 of the Texas Business Organizations Code, the Registrant’s By-Laws and the indemnification agreements that the Registrant has entered into with its directors and certain of its officers is not intended to be exhaustive and is respectively qualified in its entirety by such statute, By-Laws and agreements.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 4(a) of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994).

4.2

Articles of Amendment to the Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

4.3	Third Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed on November 2, 2009).

4.4	First Amendment to the Third Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on February 5, 2010).

4.5	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

5.1	Opinion of Haynes and Boone, LLP, counsel to the Registrant (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Consolidated Graphics, Inc. 2012 Long Term Incentive Plan (incorporated by reference from Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on July 12, 2012).

Item 9.  Undertakings.

(a)           We hereby undertake:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 7, 2013.

By:	/s/ Jon C. Biro
Jon C. Biro
Executive Vice President and
Chief Financial and Accounting Officer

Each of the undersigned constitutes and appoints Joe R. Davis or Jon C. Biro, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joe R. Davis	Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2013
Joe R. Davis

/s/ Jon C. Biro	Executive Vice President, Chief Financial and Accounting Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 7, 2013
Jon C. Biro

/s/ I.T. Corley	Director	February 7, 2013
I.T. Corley

/s/ Brady F. Carruth	Director	February 7, 2013
Brady F. Carruth

/s/ Gary L. Forbes	Director	February 7, 2013
Gary L. Forbes

/s/ James H. Limmer	Director	February 7, 2013
James H. Limmer

/s/ Todd A. Reppert	Director	February 7, 2013
Todd A. Reppert

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 4(a) of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994).

4.2

Articles of Amendment to the Restated Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998).

4.3	Third Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed on November 2, 2009).

4.4	First Amendment to the Third Amended and Restated By-Laws of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on February 5, 2010).

4.5	Specimen Common Stock Certificate (incorporated by reference from Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1998).

5.1	Opinion of Haynes and Boone, LLP, counsel to the Registrant (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	Consolidated Graphics, Inc. 2012 Long Term Incentive Plan (incorporated by reference from Exhibit A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on July 12, 2012).